Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Beyond Air, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, $0.0001 par value	457(c)	1,600,000	$1.37	$2,192,000	0.0001381	$302.71

Carry Forward Securities	—	—	—	—	—	—	—	—

Total Offering Amounts						$2,192,000	0.0001381	$302.71
Total Fee Offsets								—
Fees Previously Paid								—
Net Fee Due								$302.71

(1)	Represents 1,600,000 shares of common stock issuable to Streeterville Capital, LLC pursuant to the Equity Purchase Agreement. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional shares of common stock that become issuable to prevent dilution as a result of stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c), based on the closing price of the registrant’s common stock on November 18, 2025, as reported on The Nasdaq Capital Market.